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                                                                   EXHIBIT 10.61

                              DEVELOPMENT AGREEMENT

      THIS DEVELOPMENT AGREEMENT (THE "AGREEMENT") is made and entered into as of the 7th day of October, 2005 (the "Effective Date"), by and among MONROE HOSPITAL DEVELOPMENT, LLC, an Indiana limited liability company ("Developer"), with offices at 2497 Cota Drive, Bloomington, Indiana 47403, MONROE HOSPITAL, LLC, an Indiana limited liability company ("Monroe"), with offices at 2497 Cota Drive, Bloomington, Indiana 47403, and MPT OF BLOOMINGTON, LLC, a Delaware limited liability company ("MPT"), with offices at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

                                   WITNESSETH:

      WHEREAS, MPT, MPT Operating Partnership, L.P., a Delaware limited partnership, Monroe, and Southern Indiana Medical Park II, LLC, an Indiana limited liability company ("SIMP II"), entered into that certain Purchase and Sale Agreement dated as of October 7, 2005 (the "Purchase Agreement"), relating, in part, to the purchase and development of that certain real estate located in Monroe County, Indiana, which real estate is more particularly described on EXHIBIT "A" attached hereto and made a part hereof by reference and incorporation (the "Property"), and the construction of the Project (as defined below);

      WHEREAS, pursuant to the Purchase Agreement, MPT has acquired the Property from SIMP II;

      WHEREAS, MPT has leased the Property to Monroe pursuant to a Lease Agreement dated as of the date hereof (the "Lease");

      WHEREAS, pursuant to that certain Funding Agreement of even date herewith (the "Funding Agreement"), MPT and Monroe have agreed to develop and construct the Improvements (as defined below);

      WHEREAS, Developer is affiliated with experienced developers of hospitals and, because of such available expertise, Monroe has selected Developer to perform the services set forth in this Agreement relating to the development and construction of the Improvements;

      WHEREAS, Monroe desires that Developer assist Monroe in the development and construction of the Property and provide the services with respect to the Project (as defined below), and Developer has agreed to assist Monroe in the development and construction of the Project and to perform such services in accordance with the terms, conditions and agreements set forth herein; and

      WHEREAS, MPT is entering this Agreement for the sole purpose of approving the engagement of the Developer in consideration of certain approval rights set forth herein.

      NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                                   THE PROJECT

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      Monroe desires to cause the Improvements to be constructed on the Property and anticipates that the proposed development of the Property will include a one
(1)-floor, thirty-two (32) bed general acute care hospital facility (consisting of approximately 89,500 square feet of gross area) to be known as the "Monroe Hospital" (the "Facility") on the Property, which development shall include, without limitation, the construction of a portion of Tiwari Boulevard, a roadway to begin at Fullerton Pike and continue to the southwest corner of Lot 2, all as shown on that certain Preliminary Plat (the "Preliminary Plat") attached hereto as EXHIBIT "B", together with the related parking areas, driveways, roadways, walkways, bridges, connectors, utility improvements, sitework, landscaping, common areas, signage, and any other improvements, amenities and facilities to be constructed on the Property to be used in connection with the operation of the Facility (collectively, the "Improvements", and together with the Property and the Facility, the "Project"), which Project shall be developed and constructed in accordance with certain plans and specifications approved in writing by Monroe and MPT, prepared by an architect and engineer approved by Monroe and MPT, and approved and adopted by the proper governmental authority.

      A site plan for the Facility prepared by Smith Neubecker & Associates, Inc. and dated June 18, 2005, was previously provided to Developer.

                                    ARTICLE 2
                                 THE ENGAGEMENT

      Subject to the satisfaction of certain terms, provisions and conditions set forth herein, Monroe hereby engages and appoints Developer as an independent contractor and as exclusive development manager and agent (unless Developer defaults under this Agreement, the Funding Agreement or under any of the Third Party Agreements (as herein defined)) for payment under the Third Party Agreements in connection with the construction of the Project. Developer hereby agrees to perform such services referred to herein and Developer accepts and agrees to perform such services pursuant to such engagement. MPT hereby consents to such engagement. The rights and duties hereby granted to and assumed by Developer are those of an independent contractor only. Nothing contained herein shall be so construed as to create a relationship between Developer and Monroe or Developer and MPT of employment, partnership, joint venture, or any other joint undertaking.

                                    ARTICLE 3
                             DEVELOPER'S OBLIGATIONS

      3.1   General Duties of Developer and Monroe.

            (a) Developer shall diligently, in good faith and with due care, consult with Monroe during the term of this Agreement in performing its obligations in accordance with the terms and conditions of this Agreement. Developer shall also diligently, in good faith and with due care, respond promptly to any request made by Monroe or MPT or their respective employees, agents and representatives regarding the development and construction of the Project and cooperate with Monroe and its employees, agents and representatives in the development and construction of the Project.

            (b) Monroe shall diligently, in good faith and with due care, respond promptly to any request by Developer for consents and approvals as required hereunder regarding the development and construction of the Project and cooperate with Developer in the performance of Developer's duties under this Agreement.

            (c) Developer shall perform its obligations under this Agreement in accordance with all applicable laws, rules, regulations and ordinances of governmental authorities; provided, however, that

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in the event Developer's obligations as set forth in this Agreement are inconsistent with such applicable laws, rules, regulations and ordinances, Developer shall provide written notice to Monroe and MPT of such inconsistency at least thirty (30) days prior to taking any action or failing to take any action required or prohibited under this Agreement which is inconsistent with the terms hereof.

            (d) Developer shall use commercially reasonable efforts to assist SIMP II to obtain, or cause its representatives, agents, employees and contractors to assist SIMP II to obtain, written confirmation satisfactory to MPT in its sole discretion of the subdivision of that certain forty-six (46) acre tract of land (the "Land") as set forth on the Preliminary Plat, and the Phase I Plat of the Land to be prepared by Smith Neubecker & Associates, Inc., has been approved by the proper governmental authorities and all appeal periods have expired (the "Subdivision Approval").

      3.2 Management of Development. It will be the responsibility of Developer to accomplish all design, development and construction requirements for the development of the Project in accordance with the Development Schedule (the "Development Schedule") and the Development Budget (the "Development Budget") set forth respectively on EXHIBIT "C" and EXHIBIT "D" hereto, and in connection therewith, Developer's obligations and services include, without limitation, the following (the "Services"):

            (a) Developer shall supervise and assist Monroe in the preparation of:

                  (i)   the Plans and Specifications (as defined below);

                  (ii) the Development Schedule for the Project setting forth a detailed analysis and schedule for the development and construction of the Project;

                  (iii) the Development Budget for the Project setting forth a detailed budget for the Project; and

                  (iv) a survey of the location and boundaries of the Property on which the Project will be constructed, which shall, at a minimum, clearly depict all wetland areas and contain a metes and bounds description of the Property, and contain such other information and detail as required by Monroe or MPT and the title insurance company insuring Monroe's leasehold interest in the Property.

            (b) Developer shall obtain, within twenty (20) days from the Effective Date in accordance with the Development Schedule, to the extent not obtained by Monroe, all approvals, governmental approvals and permits necessary or appropriate for the development and construction of the Project, including, without limitation, approvals required pursuant to any declarations, covenants, conditions and restrictions relating to the Property, zoning approvals, zoning variances, subdivision approvals, grading and utility permits, building permits, tap permits or "connections" for water and sanitary sewer service for the Project (the expense for which shall be included in the Development Budget) (all such approvals and permits shall be on terms and conditions approved by Monroe and MPT), and shall perform such other acts as provided herein, including such efforts which are necessary for the Subdivision Approval, which shall be necessary to effect compliance with all laws, rules, ordinances, statutes, and regulations of any governmental authority applicable to the development of the Project.

            (c) Developer shall assist Monroe in negotiating contracts and agreements (the "Third Party Agreements") with architects, landscape architects, engineers, planners, designers, general contractors, subcontractors, technology suppliers and consultants, and other suppliers and vendors

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(collectively the "Third Parties") utilized in the development and construction of the Project. All of the Third Party Agreements, whether proposed or previously executed, shall be subject to the prior review, revision and approval of MPT. Notwithstanding anything contained herein to the contrary, and subject to MPT's prior written approval: (i) Monroe shall have the right to designate the general contractor ("Contractor"), architect ("Architect"), construction company ("Construction Company"), engineer ("Engineer") and other Third Parties which will participate in the development and construction of the Project, (ii) Monroe shall control the preparation and negotiation of the definitive agreements with such parties, and (iii) Monroe (and MPT) shall have a right of objection (as set forth in the general contract with the Contractor) to all Third Party Agreements prior to their execution. Developer acknowledges and understands that the Third Party Agreements shall not be completed, fully negotiated or signed until Monroe and MPT have reviewed and approved in writing such Third Party Agreements. In connection therewith, Developer shall also obtain from all Third Parties such payment and performance bonds and all other bonds required by MPT and by any governmental authority applicable to the development of the Project, such bonds shall name Monroe, MPT and the Facility Lender (as defined in Section 12.2 below) as named obligees or additional insureds. In the event Monroe is not a party to any of the Third Party Agreements, either Monroe or MPT shall have the right to require the Developer, within ten (10) days after written request from either Monroe or MPT, to (i) renegotiate such Third Party Agreements on terms and conditions acceptable to Monroe and MPT, and/or (ii) terminate such Third Party Agreements, and/or (iii) obtain a written assignment, consent to assignment estoppel and subordination agreement signed by the parties to such Third Party Agreements in form and content acceptable to Monroe and MPT.

            (d) Developer shall advise and assist Monroe in obtaining contracts with the appropriate government authorities and utility companies for the construction of any utility services necessary for the implementation of the Project and the use of the Facility. Neither Monroe nor the Developer shall enter into any such contract prior to receipt of MPT's written approval of such contracts which approval may be granted or withheld in MPT's sole discretion.

            (e) Developer shall, within thirty (30) days from the Effective Date, cause the Architect to complete the preparation of the final working drawings, plans and specifications for the Project, excluding or including, at the discretion of Monroe and MPT, interior partitions, finishes and other tenant improvement work, but including all related utility, parking, driveway, landscape and other site improvements to be located on the Property, and to submit four (4) copies of such working drawings, plans and specifications to Monroe and to MPT. If Monroe or MPT has any objections or comments with respect to any such drawings, plans and specifications which are submitted to it, Monroe or MPT shall notify Developer and Architect in writing within thirty (30) days after Monroe's or MPT's receipt of such working drawings, plans and specifications. If Monroe or MPT makes any comments or objections or requests any changes or corrections regarding any such working drawings, plans and specifications, Developer shall promptly coordinate with Architect and cause the requested comments, objections, changes and corrections to be addressed and made. Developer shall promptly resubmit to Monroe and to MPT modified working drawings, plans and specifications, which shall be subject to the same review and approval procedures set forth above. All such working drawings and specifications which are approved by Monroe and MPT are herein referred to as the "Plans and Specifications". Approval of the Plans and Specifications by Monroe and MPT shall constitute only an approval of the aesthetic features of the building described in the drawings, and acknowledgment that the floor plan and the spatial relationship of the various parts of the Plans and Specifications are satisfactory, and shall not be construed as an approval of the character or quality of the architectural, structural or engineering design of the Improvements or any of their components, or an acknowledgment that the design complies with applicable building codes. No such approval shall constitute a waiver of any warranties or guaranties set forth in this Agreement or release Developer or Architect from liability for any errors or omissions. None of the Plans and Specifications may be changed or otherwise modified without the prior written consent of Monroe and

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MPT. All costs, fees and expenses of the preparation of the Plans and
Specifications by the Architect and any other consultants shall be included in the Development Budget.

            (f) Developer shall obtain and file all notices of commencement of construction and completion of construction as may be required by the laws of the State of Indiana and all rules, regulations and ordinances of any governmental authority having jurisdiction over the Project.

      3.3 Construction Phase Services. During the construction phase of the Project, the obligations and services to be performed by the Developer shall include, without limitation, the following (the "Construction Phase Services"):

            (a) Coordination with all Third Parties with respect to the development, budgeting, design, engineering, construction and landscaping of the Project in accordance with the Development Schedule and Development Budget. In addition to the review and approval rights expressly set forth herein, Monroe and MPT shall have the right to review and approve all other aspects of the Project, including, without limitation, the final configuration of the Property, the location of all improvements on the Property, the location of all roads and interchanges in relation to the Property, the location of all boundary lines, utilities, easements, rights of way, common areas and amenities affecting the Facility, the soil and subsurface engineering studies and the investigations and reports that support and justify the location of the Facility. Developer will have the full responsibility for coordinating the development and construction of the Project in accordance with the Development Schedule and the Development Budget.

            (b) Supervise the performance of the Third Parties and their compliance with their respective obligations under the Third Party Agreements in connection with the construction of the Project.

            (c) Monitor the construction of the Project to determine and report (at a minimum on a monthly basis) in writing to Monroe and to MPT whether the development of the Project is proceeding in accordance with the Development Budget and the Development Schedule. If the Project is not proceeding in accordance with the Development Budget and the Development Schedule, Developer's written report shall specifically state why the Project is not so proceeding and all issues, problems and concerns in connection therewith.

            (d) Coordinate compliance with all applicable requirements of any Facility Lender for the Project and such Facility Lender's loan documentation.

            (e) Construction of the Project commenced on July 1, 2005. Subject to the force majeure provisions of Section 3.3(f) and Section 16.1 below, Developer shall diligently pursue the development, construction and completion of the Project in accordance with this Agreement, the Development Schedule and the Development Budget by no later than October 1, 2006 (the "Projected Completion Date"). The Project shall be deemed substantially completed on the date on which all of the following have occurred (the "Completion Date"): (i) satisfactory completion (as determined by Monroe and Owner) of all construction work under the general construction contract with the Contractor, (ii) the Owner has received a certificate from the Architect that the construction of the Project has been substantially completed in accordance with the Plans and Specifications, which certificate shall be in form and substance satisfactory to Owner and shall include the written approval of the Construction Inspector noted thereon, (iii) Owner has received evidence that appropriate governmental authorities have unconditionally approved and certified the completed Improvements in their entirety for permanent occupancy as a general acute-care hospital; and (iv) a license to operate as a health care facility in the State of Indiana has been issued by the proper governmental authorities.

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            (f)   Developer and Monroe acknowledge that governmental agencies sometimes require changes in construction materials, methods, or design after certain construction work is in place. If any governmental agency makes such a requirement with respect to the Project, the additional costs with respect thereto shall be deemed costs of the Project and any delays resulting therefrom shall be deemed force majeure events provided that the following conditions have been satisfied: (i) the Improvements have been designed and constructed in accordance with the Plans and Specifications and appropriate building permits have been issued with respect thereto prior to construction, and (ii) the Plans and Specifications have been submitted to the Indiana Health Department for review and comment prior to the installation of the Improvements. The foregoing shall not be construed as a modification of any provision of the Lease or any right of the Facility Lender.

            (g) From the commencement of construction until completion of the Project, Developer shall cause the Third Parties to maintain general liability and other types of insurance (including, without limitation, errors and omissions coverages) satisfactory in form, content and amount to Monroe, MPT and the Facility Lender and insuring against all hazards normally insured against in the construction industry for similar projects. Developer shall cause Monroe, MPT and the Facility Lender to be added as mortgagees (as appropriate) and additional insureds on all liability coverages. Developer shall obtain and deliver to such insured parties before the commencement of the construction of the Project written evidence of the policies of insurance for the required insurance. Each insurer must agree, by endorsement on the policy or policies issued by it, or by independent instrument, that it will give to Monroe, MPT and the Facility Lender sixty (60) days' written notice before the policy or policies in question shall be altered, terminated, allowed to expire or canceled. All policies of insurance required hereunder to be obtained shall provide that such policies will not lapse, terminate, be canceled, or be amended or modified to reduce limits or coverage terms unless and until Monroe, MPT and Facility Lender have received not less than sixty (60) days' prior written notice. All such policies providing that the insurer will "endeavor to" give notice before the same may be altered, lapse or cancelled are unacceptable to MPT. Developer and Monroe shall deposit the amount of any resulting deficiency in accordance with the requirements of the Facility Lender.

            (h) Following issuance of the Architect's certificate of Final Completion, Monroe and MPT may inspect the Project and prepare punch lists (each a "Punch List") setting forth all incomplete, defective or other items of construction not in conformity with the Plans and Specifications and if such Punch Lists are delivered to Developer, Developer shall cause all such items to be completed or corrected within twenty (20) days of receipt of such Punch List. If twenty (20) days is an insufficient period of time in which to complete or correct any Punch List item, Developer shall have a reasonable time (but not longer than thirty (30) days) to cause such items to be completed or corrected, so long as Developer works in good faith and diligently pursues the completion and correction thereof within the twenty (20) day period. In the event Developer fails to cause such items to be completed within the twenty (20) day period, or the extended period of time, as applicable, Monroe or MPT may complete or correct any or all of such items and Developer shall reimburse Monroe or MPT for the cost thereof plus interest thereon at an annual rate of ten and one-half percent (10.5%) within thirty (30) days after receipt from Monroe of written demand for such payment, and in the event Developer fails to reimburse Monroe for such cost and interest within such thirty (30) day period, Monroe or MPT may pursue whatever remedies they may have against Developer at law or in equity. Notwithstanding anything contained herein to the contrary, Monroe shall have the right to withhold from the Developer Fees (as defined Article 6) payable to Developer hereunder up to one hundred fifty percent (150%) of the total costs necessary to complete the Punch List items until such Punch List items are completed to Monroe's and MPT's satisfaction.

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      3.4   Post-Construction Development Services. Following the completion of the construction phase of the Project, the obligations and services to be performed by the Developer, which may be provided by an independent contractor approved in writing by MPT and Monroe, shall include, without limitation, the following (the "Post-Construction Development Services"):

            (a) The preparation, filing, and approval of all documentation and material necessary for obtaining licensure by the Indiana State Department of Health for the operation of the Facility as a general acute care hospital.

            (b) The preparation, filing, and approval of all documentation and material, including any required 855 applications, necessary for obtaining certification of the Facility by the Centers for Medicare and Medicaid Services for payment by Medicare.

            (c) The provision of consultation and administrative assistance to the facility as necessary for the preparation and submission of the Facility's first cost report with the Centers for Medicare and Medicaid Services.

            (c) The preparation, filing, and approval of all documentation and material necessary for obtaining accreditation of the Facility by the Joint Commission on Accreditation of Healthcare Organizations.

            (d) The implementation of surgical services in the Facility and engagement of the surgical department's medical director;

            (e) The provision of necessary consultation services required by Monroe to reach staffing goals for the Facility including the employment by the Facility of one hundred fifty (150) full time equivalents; and

            (f) The preparation and filing of all documentation and material necessary and the execution of third party payor contracts with at least three of the following four third party payors: Blue Cross Blue Shield (Anthem), United Healthcare, SIHO and Sagamore.

      3.5   Authority of Developer.

            (a) Authority of Developer. Except as specifically approved in writing by Monroe or MPT, as applicable, or as expressly set forth herein, Developer shall not have authority to bind MPT in any matters regarding the Project.

            (b) Limitation on Authority. Developer's actual authority hereunder is limited by this Agreement. Developer shall not undertake or permit any development of or construction on the Property, engage the services of any contractor, architect, engineer, consultant or other third party, engage a vendor or supplier, expend any funds or incur any debt in connection with the development and construction of the Project or the performance of any other obligation under this Agreement or in connection with the Project, unless either
(i)(A) the action shall have been expressly authorized in this Agreement and (B) such action has been approved in writing by Monroe and MPT and can be completed within the limits of the Development Budget and the time periods set by the Development Schedule, or (ii) the action is approved by Monroe and MPT in writing prior to Developer taking such action. All change orders must be approved by Monroe and MPT in writing prior to making such changes in the Project. All change orders shall be in form and content reasonably acceptable to Monroe and MPT.

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            (c)   Emergencies. It is the desire and intent of the parties
hereto, as evidenced by the terms and provisions of this Agreement, that Developer shall take only such actions as may be necessary or appropriate in connection with the performance of its duties under this Agreement; provided, however, in the event there are occurrences from time to time that require immediate action by Developer and, in the reasonable opinion of Developer, it would be detrimental to the continued development of the Project to delay such action until any required approval by Monroe and/or MPT can be obtained, then, notwithstanding anything in this Agreement to the contrary, Developer shall be, and hereby is authorized for and on behalf of Monroe (after making a good faith effort to obtain prior approval or consent from Monroe and MPT) to take such action as may be reasonably necessary under the circumstances; it being specifically understood and agreed, however, that the authority granted to Developer in this Section 3.5(c) shall apply only to occurrences in the nature of emergencies and that Developer shall notify Monroe and MPT as soon as practicable after such actions are taken.

            (d) MPT and MPT's Facility Lender Delay. Notwithstanding any other provision of this Agreement, MPT and/or MPT's Facility Lender shall grant or deny approval of any proposed document, expense, act, or other matter with respect to which their respective approvals are required hereunder by the later of (i) the time period specified herein for such approval; or (ii) ten (10) business days after the document, expense, act or other matter is submitted or otherwise proposed to MPT for approval. In the event MPT and MPT's Facility Lender fails to grant or deny approval required hereunder with respect to any such document, expense, act or other matter, such party shall be conclusively deemed to have approved the proposed document, expense, act or other matter (whether or not such approval is required to be in writing hereunder). Monroe and Developer may rely on such deemed approval without incurring any liability, and without causing any default or event of default hereunder.

            (e) Monroe's Delay. Notwithstanding any other provision of this Agreement, Monroe shall grant or deny approval of any proposed document, expense, act, or other matter with respect to which its approval is required hereunder by the later of (i) the time period specified herein for such approval; or (ii) ten (10) business days after the document, expense, act or other matter is submitted or otherwise proposed to Monroe for approval. In the event Monroe fails to grant or deny approval required hereunder with respect to any such document, expense, act or other matter, Monroe shall be conclusively deemed to have approved the proposed document, expense, act or other matter (whether or not such approval is required to be in writing hereunder). MPT, MPT's Facility Lender and Developer may rely on such deemed approval without incurring any liability, and without causing any default or event of default hereunder.

      3.6 Liens. Developer will not create or permit to be created or to remain any mechanic's and materialmen's liens, encumbrance or charge on the Property, the Project or any part thereof which arises by reason of any labor, services or materials furnished or claimed to have been furnished to Developer, the Project or by reason of the development, design or construction of the Project. During the course of construction of the Project, Developer shall obtain and deliver to Monroe and to MPT a monthly endorsement to the existing title policies reflecting that no such liens have been filed against the Project or the Property. Upon the completion of construction of the Project, and at Developer's and/or Monroe's sole cost and expense, Developer shall obtain and deliver to Monroe and MPT endorsements to the existing title policies reflecting that no such liens have been filed against the Project or the Property and in connection therewith, deliver to the title company, Monroe and MPT signed affidavits of Developer, the Contractor and all Third Parties and all other parties performing services or supplying materials to the Project confirming that they have been paid in full.

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                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE DEVELOPER

      With the understanding that MPT and Monroe shall rely hereon, and as a material inducement to MPT and Monroe to execute this Agreement, the Developer hereby represents and warrants to MPT and Monroe as of the date hereof and as of the Closing Date as follows:

      4.1 Organization. The Developer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana, and has all requisite power and authority to carry on its business in the State of Indiana as it is now being conducted, to own the assets it now owns, and to perform its obligations under this Agreement and all other documents executed by the Developer in connection with the transactions contemplated hereby. Notwithstanding the foregoing, Developer does not represent or warrant that it is licensed in the State of Indiana as a general contractor.
SCHEDULE 4.1 attached hereto sets forth the ownership of the Developer and, except as set forth therein, no other party has any equity interest in the Developer or any option, warrant or other right to acquire the same.

      4.2 Authorization; Enforcement, Absence of Conflicts. Provided that the Developer is not required by the State of Indiana to be licensed as a general contractor, Developer has the requisite power and authority to execute, deliver and carry out the terms of this Agreement, to consummate the transactions contemplated hereby and to conduct its businesses as now being conducted and as will be conducted in connection with this Agreement. All actions required to be taken by the Developer to authorize the execution, delivery and performance of this Agreement, all documents executed by the Developer which are necessary to give effect to this Agreement and all transactions contemplated hereby, have been duly and properly taken or obtained. No other action on the part of the Developer is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice and/or the passage of time: (i) violate or conflict with any provision of the Developer's Governing Documents (defined below), (ii) violate or conflict with any provision of any law to which the Developer is subject; (iii) violate or conflict with any judgment, order, writ or decree of any court applicable to the Developer; or (iv) result in the breach or termination of any provision of, or create rights of acceleration or constitute a default under, the terms of any debt or obligation to which the Developer is a party or by which the Developer is bound.

      As used in this Agreement, "Governing Documents" means, with respect to Developer, Developer's charter, articles or certificate of incorporation, limited liability company agreement or other documents or instruments which establish the rules, procedures and rights with respect to Developer's governance, in each case as amended, restated, supplemented and/or modified and in effect as of the relevant date.

      4.3 Binding Agreement. This Agreement constitutes or will constitute the valid and legally binding obligations of the Developer, and are and will be enforceable against the Developer in accordance with the terms hereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency or other laws affecting creditors' rights generally and except as enforceability may be subject to and limited by general principles of equity.

      4.5 Financial Statements. Developer has previously disclosed to MPT the financial condition of Developer as of August 31, 2005 (the "Developer Balance Sheet Date"), it being understood that the Developer is a newly-formed entity with no financial or operating history.

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      4.6   No Undisclosed Liabilities. Except as set forth on SCHEDULE 4.6 attached hereto, the Developer has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, including any potential future liability arising out of acts or omissions which have already occurred, which are not fully and accurately reflected or reserved against in the Developer Balance Sheet except for liabilities or obligations that may have arisen in the ordinary course of business since the Developer Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) and the Developer has no knowledge of any fact, condition or circumstance which could form the basis of any claim in respect of any such liability or obligation.

      4.7 Trade Relations. Except as set forth on SCHEDULE 4.7 attached hereto, (i) there exists no present condition or state of facts or circumstances known to the Developer which reasonably could be expected to materially adversely affect the Developer or prevent the Developer from (A) conducting its business in substantially the same manner in which it has heretofore been conducted; or (B) timely performing all of its obligations and duties set forth in this Agreement; and, (ii) to the best of the Developer's knowledge, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between the Developer and any general contractor, subcontractor, vendor, customer, lender or supplier.

      4.8 Agreements. Each Third Party Agreement is in full force and effect, has not been amended or modified, and no default or condition which with the giving of notice or passage of time would constitute default, exists thereunder. Each Third Party Third Party Agreement is assignable to Owner pursuant to the terms thereof. A true, correct and complete list of all Third Party Agreements with respect to the Project is set forth in SCHEDULE 4.8 attached hereto.

      4.9 Compliance with Law. The Developer (a) is in material compliance with every applicable law, rule, regulation, ordinance, license, permit and other governmental action and authority and every order, writ, and decree of every governmental entity in connection with the ownership, conduct, operation and maintenance of its business and its ownership and use of its assets, except where noncompliance would not have a material adverse effect upon the Developer's business, properties, assets, financial condition or ability to perform this Agreement and, to the Developer's knowledge, no event has occurred or circumstance exists which (without notice or lapse of time) would result in any noncompliance with any such law, rule, regulation, ordinance, license permit, order, writ or decree; (b) has timely made or given all filings and notices required to be made by the Developer with the regulatory agencies of any governmental entity, except where the failure to file or provide notice would not have a material adverse effect upon the Developer's business, properties, assets, financial condition or ability to perform this Agreement; and (c) has all licenses, permits and governmental approvals necessary to perform its obligations hereunder.

      4.10 Litigation. There is no claim pending or, to the Developer's knowledge, threatened against or affecting the Developer that has or would reasonably be expected to have a material adverse effect upon the Developer's business, properties, assets, financial condition or ability to perform this Agreement in accordance with its terms, or any aspect of the transactions contemplated hereby, and, to the knowledge of the Developer, there is no basis for any such claim.

      4.11 Records. True and complete copies of the Developer's Governing Documents have been delivered to MPT prior to the date hereof. The books of account, minute books, stock record books and other records of the Developer, all of which have been made available to MPT, are complete and correct. The minute books of the Developer contain records of all meetings and other corporate actions of the directors, members and/or stockholders of the Developer, and will be delivered to MPT prior to the execution of this Agreement.

      4.12 Brokers. No person, business or entity is or will be entitled to any brokerage, finder's or other fee, commission or payment in connection with or as a result of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Developer.

      4.13 Representations Complete. The representations and warranties made by the Developer in this Agreement and the statements made in or information contained on any schedules or certificates furnished by the Developer pursuant to this Agreement do not contain and will not contain, as of their respective dates or the date hereof, any untrue statement of a material fact, nor do they omit or will they omit, as of their respective dates or the date hereof, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE 5
                               DEVELOPMENT BUDGET

      The parties hereto acknowledge and agree that the total budget for the Project, including acquisition and development of the Property, is expected to be Thirty Five Million Five Hundred Thousand and No/100 Dollars ($35,500,000.00), as set forth in the Development Budget and amended for approved change orders. To the extent cost overruns are not borne by the Contractor, Developer shall be responsible for and pay any and all cost overruns. Any such cost overruns which are not paid by Developer within five (5) days after written request from Monroe or MPT may be deducted from the Developer Fees (as defined below) and shall, at the election either of Monroe or MPT, constitute a default hereunder.

                                    ARTICLE 6
                            COMPENSATION OF DEVELOPER

      Subject to adjustments and the terms and conditions as expressly provided in this Agreement, as consideration for Developer's services provided under this Agreement, Monroe agrees to pay to Developer the fees set forth on EXHIBIT "E" (the "Developer Fees"). So long as (i) the Project is proceeding in accordance with the terms, provisions and conditions of this Agreement, within the Development Budget and in accordance with the Development Schedule, (ii) Developer is not in default hereunder and no event has occurred which with the giving of notice or the passage of time or both would constitute a default hereunder, (iii) Developer or any of its Affiliates are not in default under any other agreements and contracts with Monroe or any of its Affiliates or MPT or any of its Affiliates, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default under this Agreement or any other agreement or contract of Developer with Monroe and any of its Affiliates, fifty percent (50%) of the Developer Fees shall be paid on the execution of this Agreement, forty percent (40%) of the Developer Fees shall be prorated over twelve (12) months and paid in equal monthly installments commencing on October 15, 2005. Such monthly installments shall continue thereafter so long as the requirements set forth in sub items (i) through (iii) of this Article 6 are met and so long as the requirements for funding under the Funding Agreement are satisfied. The remaining ten percent (10%) of the Developer Fees shall be paid to Developer upon the satisfaction of all conditions to the Final Funding under the Funding Agreement. So long as the requirements set forth in sub items (i) through (iii) of this Article 6 are and remain satisfied, and the requirements for funding under the Funding Agreement are and remain satisfied, the developer fee to be paid for Post-Construction Development Services of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Developer Bonus"), shall be paid to Developer upon the later of the completion of all Post-Construction Development Services, as set forth in Section 3.4 hereof, or December 31, 2007. Developer agrees that the payments referred to in this

Article 6 are subject and subordinate in all respects to the obligations of Monroe to Owner under the Lease and to any financing for the Project in favor of the Facility Lender and Developer shall, upon written request, execute all documents necessary to confirm such subordination and deferral in such form and on such terms as the Facility Lender may request. In the event Developer defaults hereunder, or if the Project is not progressing in accordance with this Agreement and the Development Schedule and within the Development Budget, then any amounts owed to Developer shall be distributed by Monroe subject to the prior written approval of Owner and the Facility Lender.

                                    ARTICLE 7
                                  DISBURSEMENTS

      The parties acknowledge and agree that all payments of hard and soft costs described on the Development Budget and all payments of cost overruns to applicable third party payees identified on the Development Budget and all other parties performing services and providing materials to the Project ("Third Party Payees") shall be paid as provided in the Funding Agreement.

                                    ARTICLE 8
                                TERM OF AGREEMENT

      8.1 Term. Unless sooner terminated as set forth herein, the term of this Agreement shall commence upon the Effective Date and shall continue until the Completion Date (as defined in Section 3.3(e)).

      8.2   Early Termination.

            (a) If MPT, Monroe or the Facility Lender determines that the transactions contemplated by this Agreement and the leasing of the Facility will result in a violation of any applicable laws and regulations, including without limitation, federal and state health care laws and regulations, such party shall provide a written notice briefly explaining such violation to Developer. If after ten (10) days from delivery of said notice, Developer has failed to cure such violation, then such party shall have the right (subject to MPT's prior written approval) to terminate this Agreement. Such health care laws and regulations include, without limitation, all rules and regulations under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (19 U.S.C. 1035), Patient Inducement Statute (42 U.S.C.1320A-7(a)(5)), and equivalent state statutes and any and all rules or regulations promulgated by governmental entities with respect to any of the foregoing. In the event this Agreement is terminated pursuant to the terms of this provision, the parties hereto shall have no further responsibilities to each other hereunder, unless otherwise expressly set forth herein.

            (b) MPT or the Facility Lender shall have the right to terminate this Agreement upon Developer's failure to perform any of its obligations hereunder, which failure is not cured by Developer within ten (10) days after receipt of written notice thereof from MPT or the Facility Lender; provided, however, neither MPT nor Facility Lender shall be required to give more than one
(1) written notice. In the event such failure cannot reasonably be cured within such ten (10) day period, Developer shall have a reasonable amount of time to cure such default (but in no event longer than thirty (30) days after such written notice). Neither Monroe nor Developer may terminate this Agreement without the prior written consent of MPT and any Facility Lender.

      8.3 Payment of Fees Upon Termination. In the event this Agreement is terminated by either party in accordance with Section 8.2(b) prior to the completion of construction of the Project, subject to the terms, provisions and conditions of this Agreement, and so long as Developer is not in default under the terms of this Agreement (and no event has occurred which with the giving of notice or the passage of time or both would constitute a default hereunder) Developer shall be entitled to receive from Monroe the amounts due to be paid to the Developer to the date of such termination. In the event that MPT or the Facility Lender succeeds to the rights of Monroe hereunder, such party shall not be bound by the terms of this Section 8.3 unless such party expressly agrees in written instrument to be so bound.

      8.4 Delivery of Documents Upon Termination. In the event of the termination of this Agreement pursuant to this Article 8, Developer shall promptly provide to Monroe, with copies to MPT, all documents and reports related to the transactions contemplated hereunder, including, but not limited to, all title insurance commitments or policies, surveys, environmental reports or studies, engineering reports or studies, geotechnical reports and studies, drawings, financial statements, building permits, applications for building permits, soil tests reports or planning studies that are in the possession of Developer, or under Developer's control, that are related to the Property or the Project. Upon Monroe's or MPT's request, Developer shall assign to Monroe or MPT, as applicable, or their respective designee or nominee, all of Developer's rights under the Third Party Agreements and any other contract or agreement with any architect, engineer, contractor, supplier, consultant or representative that Developer and/or Monroe has entered into in connection with the Property or the Project.

                                    ARTICLE 9
                             RECORDS AND INFORMATION

      Developer shall furnish to Monroe and MPT, and their respective employees, agents, representatives and contractors, promptly upon request therefor, copies of all status reports prepared by Developer and its employees, agents and representatives for use with respect to Developer's duties under this Agreement, and all invoices, contractors' requests for payment, certificates of completion, loan disbursement applications, engineering reports, inspection reports, surveys, correspondence, site plans, floor plans, and all other documents, status reports and information relating to the Project. Developer shall also prepare and furnish to Monroe or to MPT or their respective employees, agents, representatives and contractors all reports and information requested by such persons in connection with the Project. Upon the termination or expiration of this Agreement, Developer shall deliver such documents to Monroe and the Facility Lender upon request. Except as otherwise expressly set forth herein, Developer shall not have the right to copy any of the foregoing documents nor retain any of them unless Developer receives Monroe's and MPT's prior written approval.

                                   ARTICLE 10
                         COMPETING ACTIVITIES OF PARTIES

      Subject to the terms and conditions of that certain Noncompete Agreement executed and delivered by Developer to Owner simultaneously herewith, each of the parties hereto may, during the term of this Agreement, render services identical or similar to those required of it hereunder to other owners of real property and may engage in the acquisition, development, sale and exploitation of real property for its own account and benefit without any accountability or liability whatsoever to any other party.

                                   ARTICLE 11
                         NON-LIABILITY; INDEMNIFICATION

      11.1 Non-liability of MPT. As used in this Article 11, the term Indemnitees refers to MPT and the Facility Lender. Developer acknowledges and agrees that the relationship between MPT and Developer is and shall remain solely that of owner and developer, and the Indemnitees neither undertake nor assume any responsibility to select, review, inspect, supervise, pass judgment upon or inform Developer of any matter in connection with the Project, including matters relating to the suitability of: (i) the Plans and Specifications; (ii) the Third Parties and any materialmen, or the workmanship of or the materials used by any of them; or (iii) the progress of the Project and its conformity with the Plans and Specifications and all laws, rules, regulations and ordinances; and Developer shall rely entirely on its own judgment with respect to such matters and acknowledges that any review, inspection, supervision, exercise of judgment or information supplied to Developer by any Indemnitee which such matters are solely for the protection of the applicable Indemnitee and that neither Developer nor any Third Party shall be entitled to rely on it.

      11.2 Non-Relationship between Indemnitee and Developer. Notwithstanding any other provision of this Agreement, any other agreements entered into between any Indemnitee and Developer and any other document delivered in connection with the development and construction of the Project (collectively the "Documents"):
(i) no Indemnitee is a partner, joint venturer, alter-ego, manager, controlling person or other business associate or participant of any kind of Developer and no Indemnitee intends to ever assume any such status; (ii) no Indemnitee shall not be deemed responsible for or a participant in any acts, omissions or decisions of Developer; and (iii) Owner is not the agent or representative of Monroe or Developer, Monroe and Developer are not the agents of Owner and this Agreement shall not make Owner liable to the Contractor, materialmen, contractors, subcontractors, craftsmen, laborers or others for goods delivered to or services performed by them upon the Property, or for debts or claims accruing to such parties against Monroe or Developer, and there is no contractual relationship, either expressed or implied, between Owner and the Developer, Contractor or any materialmen, subcontractors, craftsmen, contractors, laborers, or any other person supplying any work, labor or materials for the Improvements or otherwise to the Property.

      11.3 Limitation of MPT Liability. The parties hereto acknowledge and agree that none of the Indemnitees or their Affiliates and their respective officers, directors, members (general and limited) partners, shareholders, employees, agents and representatives (the "MPT Indemnified Parties") shall be directly or indirectly liable or responsible for any loss or injury of any kind to any person or property resulting from any development of, construction on, or occupancy or use of, the Property or the Project, whether arising from any claim, litigation, investigation or proceeding arising from or relating to: (i) any defect in any building, grading, landscaping or other on-site or offsite improvement; (ii) any act or omission of any of the Third Parties, Developer or any of Developer's agents, employees, independent contractors, licensees or invitees; (iii) any accident on the Property or the Project or any fire, flood or other casualty or hazard thereon; (iv) the failure of any of the Third Parties, Developer or any of Developer's licensees, employees, invitees, agents, independent contractors or other representatives to maintain the Property or the Project in a safe condition; and (v) any nuisance made or suffered on the Property or the Project. By accepting or approving anything required to be performed or given by Developer under the terms of this Agreement and under the Documents, including, without limitation, any certificate, financial statement, survey, appraisal or insurance policy, no Indemnitee (other than Monroe) shall be deemed to have warranted or represented the sufficiency or legal effect of the same, and no such acceptance or approval shall constitute a warranty or representation by such Indemnitee to anyone.

      11.4 Developer Indemnification. Developer hereby indemnifies, holds harmless and agrees to defend the Indemnitees from and against (A) all claims, demands, causes of action asserted against any Indemnitee by any person if the claim, demand or cause of action directly or indirectly relates to any claim, litigation, investigation or proceeding arising from or related to (i) a claim, demand or cause of action that the person has or asserts against Developer; (ii) the payment of any commission, charge or brokerage fee incurred in connection with this Agreement and the Documents; (iii) any act or omission of Developer, any contractor, subcontractor, architect, engineer, or material supplier, vendor or other person with respect to the Property and/or the Project; or (iv) any claim or cause of action of any kind by any person which would have the effect of denying Indemnitees the full benefit or protection of any provision of any document (excluding charges and assessments by governmental agencies imposed upon Monroe in the normal course of Monroe's business); and (B) all liabilities, losses and other costs (including court costs and attorneys' fees) incurred by any Indemnitee as a result of any claim, demand or cause of action described in clause (A) above, except to the extent of loss resulting from each respective Indemnitee's gross negligence or willful misconduct.

                                   ARTICLE 12
                                   ASSIGNMENT

      12.1 Developer Assignment. Developer shall not, directly or indirectly, assign, transfer, mortgage, pledge, sell, hypothecate or otherwise encumber (or permit any of the foregoing) in any manner or by any means whatsoever, whether voluntarily or by operation of law, all or any part of its interest in or obligations arising out of this Agreement, nor delegate any of its obligations or duties hereunder without the prior written consent of Monroe, MPT and the Facility Lender, which consent may be withheld for any reason. In the event Monroe, MPT and the Facility Lender consents to such assignment or delegation, such assignment or delegation shall not release Developer from any obligation hereunder unless Monroe, MPT and the Facility Lender so agree in writing.

      12.2 Monroe Assignment. All of Monroe's rights and interests under this Agreement are freely assignable in whole or in part, but assignment of any of such rights shall not release Monroe from any obligation hereunder unless Developer so agrees in writing (which shall not be unreasonably withheld, conditioned or delayed). Monroe shall have the right, without the necessity of obtaining consent from Developer, to assign all of its rights and interests under this Agreement to MPT or to any lender providing financing for or secured by an interest in the Property or the Project (the term "lender" may include, without limitation an affiliate of MPT) ("Facility Lender"). Monroe and/or Developer, as applicable, have assigned, or shall assign, all Third Party Agreements to Owner and, in addition, have provided, or shall provide, the following to Owner: (i) a subordination, certificate and consent to assignment from the Project architect and from the General Contractor, each in form and substance acceptable Monroe and Owner; and (ii) a letter, in form and substance acceptable to Monroe and Owner, from each of the parties to any other Third Party Agreements evidencing their agreement to subordinate such Third Party Agreements and their consent to the assignment thereof.

                                   ARTICLE 13
                                     ACCESS

      13.1 Access. Monroe, MPT and their respective employees, agents, representatives and contractors, and the Facility Lender and its employees, agents and representatives shall have the right (without the obligation to do so) to observe the Project as the same is being constructed. Monroe shall promptly notify Developer of any deviations from the applicable Plans and Specifications or other deficiencies which they may discover, and Developer shall promptly correct and/or repair, or cause the prompt correction and/or repair of any such deviations or deficiencies upon receipt of such notice. All inspecting parties and their representatives shall use good faith efforts to coordinate their inspections with one another. Notwithstanding the foregoing, however, such inspecting parties shall not be responsible for any such deviations, defects or deficiencies or for any failure to discover or report any such deficiencies, defects or deviations. The Developer and Architect will, and Developer will instruct the Architect to, promptly report to such inspecting parties any such defects, deviations or deficiencies as it or they observe same.

                                   ARTICLE 14
                                 REPRESENTATIVES

      14.1 Developer's Representative. Developer appoints Surgical Development Partners, LLC to be its designated representative with authority to act on behalf of Developer in connection with the Project, this Agreement and the disbursement requests and all other matters relating to the Project. Monroe, MPT and the Facility Lender may rely on documents signed by and actions taken by the above named person as the fully authorized act of Developer. This designation of authority shall be effective until written notice revoking the authority granted hereby and substituting a designated representative has been received by Monroe, MPT and the Facility Lender.

      14.2 Monroe's Representatives. Monroe appoints Kamal Tiwari, M.D., Daniel Grossman, M.D. and G. Edward Alexander to be its designated representatives with authority to act on behalf of Monroe in connection with the Project, this Agreement, the disbursement requests and all other matters relating to the Project. Developer, MPT and the Facility Lender may rely on documents signed by and actions taken by any of the above named persons as the fully authorized act of Monroe. This designation of authority shall be effective until written notice revoking the authority granted hereby and substituting a designated representative has been received by Developer, MPT and the Facility Lender.

                                   ARTICLE 15
                              DEFAULTS AND REMEDIES

      In the event that (i) the Completion Date has not occurred by October 31, 2006 ("Outside Completion Date"), which is thirty (30) days after the Projected Completion Date, as the same may have been extended by any force majeure events as provided in Section 3.3(e) or Section 16.1 below, (ii) Developer fails to commence and pursue diligently the completion of the Project as provided in this Agreement or otherwise breaches any of the terms, conditions and provisions hereof (and no event has occurred which with the giving of notice or the passage of time or both would constitute a default hereunder), (iii) the Project is not proceeding in all material respects in accordance with the terms, provisions and conditions of this Agreement, and is not proceeding within the Development Budget and in accordance with the Development Schedule, (iv) there is a default or an event has occurred which with the giving of notice or the passage of time or both would constitute such a default under the Funding Agreement or the other Transaction Documents, (v) Developer or any of its Affiliates is in default under any other agreements and contracts with Monroe or any of its Affiliates or MPT or any of its Affiliates, or an event has occurred which with the giving of notice or the passage of time or both would constitute such a default under this Agreement or any other agreement or contract of Developer with Monroe and any of its Affiliates, or MPT or any of its Affiliates, (vi) Developer becomes insolvent or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors, shall file a petition in bankruptcy, shall voluntarily be adjudicated insolvent or bankrupt or shall admit in writing the inability to pay debts as they mature, shall petition or apply to any tribunal for or shall consent to or shall not contest the appointment of a receiver, trustee, custodian or similar officer for Developer, or for a substantial part of the assets of Developer, or shall commence any case, proceeding or other action under any bankruptcy, reorganization, arrangement, readjustment or debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or (vii) a petition is filed or any case, proceeding or other action is commenced against Developer seeking to have an order for relief entered against it as debtor or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or other relief under any law relating to bankruptcy, insolvency, arrangement, reorganization, receivership or other debtor relief under any law or statute of any jurisdiction whether now or hereafter in effect or a court of competent jurisdiction enters an order for relief against Developer, as debtor, or an order, judgment or decree is entered appointing, with or without the consent of Developer, a receiver, trustee, custodian or similar officer for Developer, or for any substantial part of any of the properties of Developer, and if any such event shall occur, such petition, case, proceeding, action, order, judgment or decree shall not be dismissed within sixty (60) days after being commenced; then MPT (or, with MPT's written consent, Monroe) shall have the following rights and remedies: MPT shall have the right to (A) enter upon the Property and take possession of all materials and equipment located thereon and on the remainder of the Property,
(B) complete the Project in accordance with the Plans and Specifications, using any contractors, subcontractors and material suppliers as MPT may elect in its sole discretion, and (C) withhold Developer Fees and other payments payable hereunder in accordance with the terms hereof. If requested by MPT, Developer shall immediately upon written request by MPT, assign, in writing, and cause all contractors, subcontractors and material suppliers to assign, in writing, any and all contracts and agreements; however, MPT shall have no obligation to request or accept any such assignment or assume any of Developer's, contractor's, subcontractors or material suppliers' obligations under any such contracts. Developer shall reimburse MPT, upon demand, all costs and expenses incurred by MPT in connection with its exercise of the foregoing rights, including, without limitation, reasonable attorneys' fees and expenses. In addition thereto, MPT may withhold all remaining Developer Fees payable to Developer under this Agreement.

      In the event of a default under this Agreement, Developer shall promptly provide to Monroe (with copies to MPT) all documents and reports related to the transactions contemplated hereunder, including, but not limited to, all title insurance commitments or policies, surveys, environmental reports or studies, engineering reports or studies, geotechnical reports and studies, drawings, financial statements, building permits, applications for building permits, soil tests reports or planning studies that are in the possession of Developer that are related to the Project or the Property. Upon MPT's request, Developer shall assign to MPT its rights under any contract or agreement with any architect, engineer, contractor, supplier, consultant or representative that Developer and/or Monroe has entered into in connection with the Property or the Project.

      Notwithstanding anything contained herein to the contrary, all rights, privileges and remedies afforded the parties by this Agreement shall be deemed cumulative and not exclusive. In the event of a breach of or other failure to perform as required under this Agreement, the party not breaching or defaulting shall, in addition to all rights and remedies herein provided, have all rights and remedies available at law or in equity.

      Developer and Monroe acknowledge that all rights privileges and remedies of Monroe under this Article 15 may, at MPT's option, be exercised by MPT or the Facility Lender without the assumption by such party of any liabilities, obligations or responsibilities.

                                   ARTICLE 16
                                  MISCELLANEOUS

      16.1 Force Majeure. The Projected Completion Date and Outside Completion Date shall be extended by any enforced delay due to an unforeseeable cause beyond Developer's control and without Developer's fault or negligence, including, but not limited to, acts of God, strikes, lockouts or other industrial disturbances, acts of public enemies, war, blockades, riots, earthquakes, fires, storms, floods, civil disturbances and unusually severe weather conditions not reasonably anticipatable (collectively the "force majeure events"); provided, however, that such excused delay by any of the force majeure events shall be deemed to exist only so long as Developer promptly and specifically notifies Monroe, MPT and Facility Lender in writing of such delay and exercises due diligence to remove or overcome such delay; and, provided further that such force majeure events shall not excuse, defer or delay any obligation of Developer involving the payment of money.

      16.2 Modifications; Waiver. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be valid or binding upon such parties, unless such change, modification or waiver shall be in writing and signed by both parties hereto. Failure by either party to enforce any of the provisions hereof for any length of time shall not be deemed a waiver of its rights set forth in this Agreement. Such a waiver may be made only by written instrument signed by the party sought to be charged with the waiver.

      16.3 Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, their legal representatives, permitted transferees and assigns; provided, however, that Developer may not assign its rights or delegate its duties under this Agreement without the prior written consent of Monroe, MPT and the Facility Lender, which may be withheld by any of them in their discretion.

      16.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

      16.5 Governing Law. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAW RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAWS OF ANOTHER JURISDICTION.

      16.6 Jurisdiction and Venue. MONROE, DEVELOPER AND MPT CONSENT TO PERSONAL JURISDICTION IN THE STATE OF DELAWARE. MONROE, DEVELOPER AND MPT AGREE THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. MONROE, DEVELOPER AND MPT EACH EXPRESSLY ACKNOWLEDGE THAT DELAWARE IS A FAIR, JUST AND REASONABLE FORUM AND EACH AGREE NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY ANY PARTY HERETO IN SAID COURTS. FURTHER, MONROE, DEVELOPER AND MPT IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO SECTION 16.10 HEREOF SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.

      16.7 Definitions. The term "Affiliate" or "Affiliates" as used herein shall mean, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the entity in question and any successors or assigns of such entities; and the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

      16.8 Construction. The titles of the Articles herein and the captions of this Agreement have been inserted as a matter of convenience for reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein, and do not in any way limit or amplify the terms and provisions hereof.

      16.9 Entire Agreement. This Agreement with the exhibits and schedules, which are attached hereto, made a part hereof and incorporated herein by reference, are intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement of the terms thereof, notwithstanding any representation or statement to the contrary heretofore made.

      16.10 Notices. All notices, demands, consents, approvals, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a recognized delivery service or (d) sent by facsimile transmission and addressed as follows:

      If to Developer:  Monroe Hospital Development, LLC
                        2497 Cota Drive
                        Bloomington, Indiana 47403
                        Attention: G. Edward Alexander
                        Facsimile: (615) 620-0400

      With a copy to:   Brennan, Manna & Diamond, LLC
                        75 East Market Street
                        Akron, Ohio 44308
                        Attention: Frank T. Sossi, Esq.
                        Facsimile: (330) 253-5060

      If to Monroe:     Monroe Hospital, LLC
                        2497 Cota Drive
                        Bloomington, Indiana  47403
                        Attention: Kamal K. Tiwari
                        Facsimile: (615) 620-0404

      If to MPT:        MPT of Bloomington, LLC
                        1000 Urban Center Drive, Suite 501
                        Birmingham, Alabama 35242
                        Attention: Michael G. Stewart, Esq.
                        Facsimile: (205) 969-3756

      With a copy to:   Baker, Donelson, Bearman, Caldwell and Berkowitz, P.C.
                        420 North 20th Street
                        1600 SouthTrust Tower
                        Birmingham, Alabama 35203
                        Attention: Thomas O. Kolb, Esq.
                        Facsimile: (205) 488-3721
or to such other address as either party may hereafter designate, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day (defined below), or after 5:00 p.m. on any Business Day at the addressee's location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the first Business Day thereafter. "Business Day" refers to each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which money centers in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

      16.11 Attorneys' Fees. In the event any litigation ensues with respect to the rights, duties and obligations of the parties under this Agreement, the unsuccessful party in any such action or proceeding shall pay for all costs, expenses and reasonable attorneys' fees incurred by the prevailing party in enforcing the covenants and agreement of this Agreement. The term "prevailing party" as used herein shall include, without limitation, a party who obtains legal counsel and brings action against the other party by reason of the other party's breach or default and obtains substantially the relief sought, whether by compromise, settlement or judgment.

      16.12 Captions. The captions of this Agreement are for convenience only, are not a part of this Agreement, and do not in any way limit or amplify the terms and provisions hereof.

      16.13 Severability. If any covenant or provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not affect the validity of the remaining covenants and provisions, it being the intention of the parties that this Agreement be so construed as to render enforceable that portion of the Agreement unaffected by such holding. The contractual provisions shall be deemed severable.

      16.14 Guaranty. In connection with this Agreement, Surgical Development Partners, LLC, has executed a Development Guaranty in favor of MPT, which, among other things, guarantees Developer's performance of its obligations under this Agreement.

                   [Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Development Agreement to be executed by their duly and properly authorized officers under seal as of the date first above written.

                                MONROE:

                                MONROE HOSPITAL, LLC

                                By:  /s/ Kamal K. Tiwari, M.D.
                                     -------------------------------------
                                     Kamal K. Tiwari, M.D.
                                Its: Manager

                                DEVELOPER:

                                MONROE HOSPITAL DEVELOPMENT, LLC

                                By:  /s/ Kamal K. Tiwari, M.D.
                                     -------------------------------------
                                     Kamal K. Tiwari, M.D.
                                Its: Manager

                                By:  /s/ Daniel Grossman, M.D.
                                     -------------------------------------
                                     Daniel Grossman, M.D.
                                Its: Manager

                                By:  /s/ G. Edward Alexander
                                     -------------------------------------
                                     G. Edward Alexander
                                Its: Manager

                                MPT:

                                MPT OF BLOOMINGTON, LLC

                                BY:  MPT OPERATING PARTNERSHIP, L.P.
                                ITS: SOLE MEMBER

                                By:  /s/ Edward K. Aldag, Jr.
                                     -------------------------------------
                                     Edward K. Aldag, Jr.
                                Its: President and Chief Executive Officer

                                    EXHIBIT A

                                Legal Description

                                 [See attached.]

                                    EXHIBIT B

                                Preliminary Plat

                                 [See attached.]

                                    EXHIBIT C

                              Development Schedule

                                 [See attached.]

                                    EXHIBIT D

                               Development Budget

                                 [See attached.]

                                    EXHIBIT E

                                 Developer Fees

Seven Hundred Fifty Thousand Dollars ($750,000.00) for Development Services

Two Hundred Fifty Thousand Dollars ($250,000.00) for Post-Development Services

                                  Schedule 4.1

1. Dr. Kamal Tiwari

2. Dr. Dan Grossman

3. Surgical Development Partners, LLC

                                  Schedule 4.6

                                      None.

                                  Schedule 4.7

                                      None.

                                  Schedule 4.8